INVESTMENT LETTER


                        SELIGMAN TAX-EXEMPT SERIES TRUST


Seligman Tax-Exempt Series Trust (the "Trust"), an open-end, non-diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. The Trust hereby sells to Purchaser and Purchaser purchases 1 Class D share each (the "Shares") of beneficial interest (each par value $.001) of the
     Seligman California Tax-Exempt Quality Series, Seligman California Tax-Exempt High-Yield Series, Seligman Florida Tax-Exempt Series and Seligman North Carolina Tax-Exempt Series (collectively, the "Series"), series of the Trust at a price equivalent to the net asset value of one share of each Series as of the close of business on January 31, 1994. The Trust hereby acknowledges receipt from the Purchaser of funds in such amount in full payment for the Shares.

2. Purchaser represents and warrants to the Trust that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of each Share.


IN WITNESS WHEREOF, the parties have executed this agreement as of the 31st day of January, 1994.


                               SELIGMAN TAX-EXEMPT SERIES TRUST


                               By:
                                   ---------------------------------------------
                               Name:        Lawrence P. Vogel
                               Title:       Vice President


                               J. & W. SELIGMAN & CO. INCORPORATED


                               By:
                                   ---------------------------------------------
                               Name:        Lawrence P. Vogel
                               Title:       Senior Vice President